Exhibit 10.2

November 19, 2021

PERSONAL AND CONFIDENTIAL

Dear John Hanson:

Turtle Beach Corporation (the “Company”) is pleased to offer you participation in the Turtle Beach Corporation Retention Plan attached hereto as Exhibit A (the “Plan”) as an Extended Participant.  Capitalized terms not defined herein shall be defined as set forth in the Plan.

As a participant in the Plan, you may be eligible for enhanced benefits relating to severance payments if the Company has a Change in Control.  Your right to the enhanced benefits provided for under the Plan is subject to the terms and conditions of the Plan.  As set forth in the Plan, the Company may, at its sole discretion, amend or terminate the Plan and any payments or benefits provided under the Plan at any time prior to a Change in Control.

The terms of the Plan and your participation in the Plan are strictly confidential matters.  You shall not disclose any information concerning such matters to any person except you attorney, your accountant and your immediate family.

Please acknowledge your participation in the Plan and your agreement to the terms and conditions of the Plan by signing this letter.  Please keep this letter with your copy of the Plan for your records.  If you have any questions about the Plan, please do not hesitate to contact me.

Very truly yours, /s/ Juergen Stark By: Juergen Stark, CEO

ACKNOWLEDGED AND ACCEPTED:

/s/ John Hanson
Date:  November 19, 2021